ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION is effective as of the 5th day of April, 2013 by and between JACK RABIN, in his capacity as Trustee under that certain Trust Indenture dated January 12, 2006 ("Assignor") and ALTAMETRICS XFORMITY, LLC ("Assignee").

RECITALS

A.

Assignor and Assignee are, respectively, the Seller and Buyer under that certain Asset Purchase Agreement dated as of August 1, 2012, as amended by Amendment No. 1 thereto dated as of April 1, 2013 (collectively the “APA”) pursuant to which the Assignor has agreed to sell, assign and convey certain assets and tangible and intangible property formerly owned by XFormity, Inc., a Texas corporation (the “Assets” and “XFormity”, respectively ) which Assignor acquired from XFormity pursuant to an Agreement to Accept Collateral in Satisfaction of Obligations (the “Collateral Agreement”) given in lieu of Assignor foreclosing  on its rights under the senior lien on the Collateral as defined in the Security Agreement, perfected by that certain UCC-1 Financing Statement filed with the Texas Secretary of State on July 25, 2012 as filing No. 12-0023583074 and that certain UCC-1 Financing Statement filed with the Colorado Secretary of State on February 13, 2013 (collectively the “Financing Statement”).

B.

Assignor and Assignee desire to implement and consummate the APA in accordance with its terms and conditions.

NOW, THEREFORE, in consideration of the assumption of certain liabilities described herein, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1.

Unless otherwise defined herein, all capitalized terms shall have the meanings provided in the APA.

2.

Assignor, for itself, its successors and assigns, hereby sells, assigns, transfers, conveys and delivers to Assignee all of the right, title and interest of Assignor in and to all of the assets and properties, of whatsoever kind or description, real and personal, tangible and intangible, acquired from XFormity pursuant to the Collateral Agreement and described in the APA (the “Assets”), except for the Excluded Assets.

3.

Assignor transfers and conveys the Assets to Assignee subject to the representations and warranties of Assignor contained in the Agreement to Accept which representations and warranties Assignor confirms and certifies are true and correct as of the date hereof.

4.

Assignee hereby accepts the foregoing assignment and transfer of the Assets and hereby agrees to assume and pay the specific obligations and liabilities of XFormity related to XFormity’s operations and defined as the "Assumed Liabilities" in the APA (but excluding the “Excluded Assets” and the “Premises”), including, without limitation, the observance and performance of all obligations required of XFormity under any contract, lease or other executory agreement included within the Assets and accruing on or after the date hereof or otherwise attributable to the period commencing on said date and continuing thereafter so long as such commitments remain in full force and effect.

5.

Assignor, for itself, its successors and assigns, hereby agrees to execute and deliver to Assignee any and all further documents of conveyance, agreements, assignments, transfers or other undertakings which Assignee may request and which may be necessary to effect and consummate the conveyances herewith contained and the agreements and undertakings more fully set forth herein.

6.

This Agreement shall be binding upon the parties hereto, their successors and assigns.

IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

ASSIGNOR:

Jack Rabin, Trustee under that certain Trust Indenture dated January 12, 2006

By:___/s/ Jack Rabin

Jack Rabin, Trustee

ASSIGNEE:

Altametrics XFormity, LLC

By:

/s/ Mitesh Gala